Idaho General Mines, Inc. - AMEX : GMO _____________________________ 1726 Cole Blvd., Suite 115 Lakewood, CO 80401 Phone:(303) 928-8599 Fax:(303) 928-8598

IDAHO GENERAL MINES PLANS EXPANDED THROUGHPUT CAPACITY AT MT. HOPE; ANTICIPATES INCREASED PROJECT NPV

LAKEWOOD, COLORADO - July 26, 2007, Idaho General Mines (AMEX:GMO) today announced plans to increase mill throughput capacity at Mt. Hope from 44,000 short tons per day (40,000 metric tons) to an average of approximately 60,000 short tons per day (55,000 metric tons), with actual annual throughput dependant on ore characteristics and other factors. The increased throughput capacity is expected to expand average annual molybdenum production during the first ten years of operations to 37 million pounds from the Company’s prior estimates of approximately 31 million pounds. The expanded throughput rate and associated mine planning, capital and operating cost impacts are being incorporated into the Company’s upcoming bankable feasibility study.

Commenting on the decision, Idaho General Mines’ Chief Executive Officer, Bruce D. Hansen, said, “After evaluating recent grindability studies and the robustness of the initial plant design, we have determined that higher throughput capacity at Mt. Hope is both feasible and financially accretive, despite additional capital requirements. Higher throughput rates will enhance Molybdenum metal production as well as project Net Present Value (NPV). We continue to work with our engineering and permitting teams to deliver this world-class asset to market in mid-2010. Further, we continue to expect very robust demand growth for molybdenum. The Mt. Hope project will help fill what we expect will be an ongoing supply deficit.”

The Mt. Hope mill was initially designed to expand throughput from 44,000tpd (40,000 metric tons) to 55,000tpd (50,000 metric tons) in year 12 through the addition of a third ball mill and further mining equipment. Recent grindability studies, however, indicated that approximately 60,000tpd (55,000 metric tons) could be initially achieved with two incrementally larger ball mills driven by more horsepower. Given the additional engineering required to accommodate the higher throughput capacity, the Company’s bankable feasibility study is now expected to be released in late August. Over the next month, the mine plan will be re-optimized and line balanced to coincide with higher throughput levels. The Company expects an increase in project NPV from previous estimates of $840 million (calculated at $15 per pound molybdenum and a 10% discount rate) despite higher projected capital costs, due in part to the plant expansion, a larger initial truck fleet, and larger pre-stripping and waste segregation requirements.

Forward-Looking Statements

Statements herein that are not historical facts, such as expected project NPV, planned throughput capacity and rates, future molybdenum supply deficits, estimates of the volume and grade of mineral deposits, estimates of capital costs, timing of the bankable feasibility study, and future production levels and time periods are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Company’s ability to raise required financing, metals price and production volatility, exploration risks and results, political risks, and project development risks. For a more detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-QSB and 10-KSB on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

Contact Information:

Seth Foreman - Investor Relations Website: http://www.igmines.com/	(303) 928-8591 Email: info@igmines.com	sforeman@igmines.com